As filed with the Securities and Exchange Commission on September 15, 2004

Registration No. 333-118620

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Corus Pharma, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	2834	91-2094307
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2025 1st Avenue, Suite 800

Seattle, Washington 98121

(206) 728-5090

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

A. BRUCE MONTGOMERY, M.D.

PRESIDENT AND CHIEF EXECUTIVE OFFICER

2025 1ST AVENUE, SUITE 800

SEATTLE, WASHINGTON 98121

(206) 728-5090

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Stephen M. Graham	Mark B. Weeks
Alan C. Smith	John W. Robertson
Dennis E. Michaels	Jeffry A. Shelby
Orrick, Herrington & Sutcliffe LLP	Heller Ehrman White & McAuliffe LLP
719 2nd Avenue, Suite 900	701 5th Avenue, Suite 6100
Seattle, Washington 98104	Seattle, Washington 98104
(206) 839-4300	(206) 447-0900

Approximate date of commencement of proposed sale to the public:

As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

Corus Pharma, Inc. has prepared this Amendment No. 1 to Registration Statement on Form S-1 (Registration No. 333-118620) for the purpose of filing exhibits to the Registration Statement. Amendment No. 1 does not modify any portion of the prospectus constituting Part I of the Registration Statement. Accordingly, such provisions of the prospectus have not been included herein.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the registrant in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee, the NASD filing fee and the NASDAQ National Market listing fee.

Amount to be Paid
SEC registration fee	$12,670
NASD filing fee	10,500
NASDAQ National Market listing fee	100,000
Printing and engraving expenses	300,000
Legal fees and expenses	800,000
Accounting fees and expenses	600,000
Blue Sky qualification fees and expenses	25,000
Transfer Agent and Registrar fees	5,000
Miscellaneous fees and expenses	146,830

Total	$2,000,000

Item 14. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law, or DGCL, provides that a corporation may indemnify directors and officers, as well as other employees and individuals, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation—a “derivative action”), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard applies in the case of derivative actions, except that indemnification extends only to expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that other indemnification may also be granted by a corporation’s charter, bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

Article VIII of the registrant’s amended and restated bylaws (Exhibit 3.3) requires indemnification to the full extent permitted under Delaware law. Subject to any restrictions imposed by Delaware law, the registrant’s bylaws provide an unconditional right to indemnification for all expense, liability and loss (including attorneys’ fees, judgment, fines, ERISA excise taxes or penalties and amounts paid in settlement) actually and reasonably incurred or suffered by any person in connection with any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative (including, to the extent permitted by law, any derivative action) by reason of the fact that the person is or was serving as a director or officer of the registrant or that, being or having been a director or officer of the registrant, the person is or was serving at the registrant’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan. The bylaws also provide that the registrant may, by action of the registrant’s board of directors, provide indemnification to its employees and agents with the same scope and effect as the above indemnification of directors and officers.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) payments of unlawful dividends or unlawful stock repurchases or redemptions, or (iv) any transaction from which the director derived an improper personal benefit.

Article Tenth of the registrant’s amended and restated certificate of incorporation (Exhibit 3.1) provides that to the full extent that the DGCL permits the limitation or elimination of the liability of directors, the registrant’s directors shall not be liable to the registrant or its stockholders for monetary damages for breach of fiduciary duty as a director. Any amendment to or repeal of Article Tenth shall not adversely affect any right or protection of the registrant’s directors for or with respect to any acts or omissions of the directors occurring before the amendment or repeal.

The registrant has entered into indemnification agreements with each director, which agreements provide indemnification under certain circumstances for acts and omissions that may not be covered by any directors’ and officers’ liability insurance. The indemnification agreements may require the registrant, among other things, to indemnify its officers and directors against certain liabilities that may arise by reason of their status or service as officers and directors (other than liabilities arising from willful misconduct of a culpable nature), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain officers’ and directors’ insurance, if available on reasonable terms. We currently maintain directors’ and officers’ liability insurance.

The form of Underwriting Agreement, filed as Exhibit 1.1 to this registration statement, provides for indemnification of the registrant and its controlling persons against certain liabilities under the Securities Act.

Item 15. Recent Sales of Unregistered Securities

Since August 1, 2001, the registrant has sold and issued the following unregistered securities.

(1) On December 7, 2001, the registrant issued 250,000 shares of common stock to Kirby L. Cramer for a consideration of $0.22 per share, or an aggregate of $55,000.

(2) On January 16, 2002 and March 31, 2003, the registrant issued 75,000 and 301,851 shares of common stock, respectively, to a party to a license agreement in connection with the terms of such agreement, and an additional 25,483 shares of common stock in connection with an adjustment to the original 75,000 shares on September 12, 2002.

(3) On February 20, 2003, the registrant issued 384,615 shares of common stock to Robert T. Gavre for a consideration of $0.26 per share, or an aggregate of $100,000.

(4) On February 21, 2003, February 28, 2003, March 6, 2003 and March 18, 2003, the registrant issued an aggregate of 41,113,949 shares of Series B Preferred Stock, which are convertible into 41,113,949 shares of common stock, to 33 accredited investors for a consideration of $0.973 per share, or an aggregate of $39,999,761.

(5) On August 5, 2003, the registrant issued 192,307 shares of common stock to Kirby L. Cramer for a consideration of $0.26 per share, or an aggregate of $50,000.

(6) On April 9, 2004, April 21, 2004, May 7, 2004 and June 30, 2004, the registrant issued an aggregate of 56,038,635 shares of Series C Preferred Stock, which are convertible into 56,038,635 shares of common stock, to 79 accredited investors for a consideration of $1.16 per share, or an aggregate of $65,004,818.

(7) From September 10, 2001 to June 30, 2004, the registrant has issued options to purchase an aggregate of 6,470,620 shares of its common stock under its 2001 Plan to a number of its employees and directors, 283,900 shares of which have been exercised at purchase prices ranging from $0.22 per share to $0.26 per share. Of these options, options for 97,370 shares have been cancelled without being exercised and options for 6,089,350 shares remain outstanding.

The sales and issuances described in paragraphs 1-6 above were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(2) of the Securities Act or Regulation D promulgated under the Securities Act, on the basis that the transactions did not involve a public offering. The recipients of securities in each such transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends where affixed to the securities issued in such transactions. All recipients had adequate access, through their relationships with us, to information about us.

The sales and issuances described in paragraph 7 above was exempt from Securities Act registration under Rule 701 of the Securities Act, on the basis that such securities were offered and sold either in accordance with a written compensatory benefit plan or in accordance with a written contract relating to compensation.

Item 16. Exhibits and Financial Statement Schedules

(a) Exhibits

Number	Description

1.1*	Form of Underwriting Agreement

3.1**	Amended and Restated Certificate of Incorporation

3.2**	Form of Amended and Restated Certificate of Incorporation to be effective upon closing

3.3**	Amended and Restated Bylaws

3.4**	Form of Amended and Restated Bylaws to be effective upon closing

4.1**	Amended and Restated Information and Registration Rights Agreement dated April 9, 2004

4.2*	Specimen Common Stock Certificate

5.1*	Opinion of Orrick, Herrington & Sutcliffe LLP regarding the legality of the common stock being registered

10.1**	Form of Indemnification Agreement between Corus and each of its officers and directors

10.2**	2001 Stock Plan

10.3*	2004 Stock Incentive Plan

10.4**	Office Lease by and between Connecticut General Life Insurance Company and Corus dated April 6, 2001

10.5**	First Amendment to Office Lease by and between Connecticut General Life Insurance Company and Corus dated February 6, 2002

10.6**	Second Amendment to Office Lease by and between Connecticut General Life Insurance Company and Corus dated September 23, 2002

10.7**	Third Amendment to Office Lease by and between Connecticut General Life Insurance Company and Corus dated July 7, 2003

10.8**	Fourth Amendment to Office Lease by and between Connecticut General Life Insurance Company and Corus dated June 4, 2004

10.9**	Consent to Sublease by and among ARE-3005 First Avenue, LLC, Dendreon Corporation and Corus dated as of September 10, 2002

Number	Description

10.10**	Sublease by and between Dendreon Corporation and Corus dated as of September 6, 2002

10.11**	Consent to Amendment to Sublease by and among ARE–3005 First Avenue, LLC, Dendreon Corporation and Corus dated December 5, 2002

10.12**	Amendment to Sublease by and between Dendreon Corporation and Corus dated December 19, 2002

10.13**	Consent to Second Amendment to Sublease by and among ARE-3005 First Avenue, LLC, Dendreon Corporation and Corus dated August 31, 2003

10.14**	Second Amendment to Sublease by and between Dendreon Corporation and Corus dated July 6, 2003

10.15**	Letter from Dendreon Corporation to Corus Pharma, Inc. regarding relinquishment of subleased space dated June 22, 2004

10.16†	Development Agreement by and between PARI GmbH and Abaris Pharma, Inc. (a former wholly owned subsidiary of Corus) dated April 3, 2003

10.17†	Development Agreement by and between PARI GmbH and Salus Pharma, Inc. (a former wholly owned subsidiary of Corus) dated February 20, 2002

10.18†	Pharmaceutical Supply Agreement between Corus and Euticals SpA dated January 24, 2004

10.19†	Master Services Agreement by and between Inveresk Research International Limited and Abaris Pharma, Inc. (a former wholly owned subsidiary of Corus) dated April 7, 2003

10.20†

Master Services Agreement by and among Inveresk Clinical Research Limited, Inveresk Research International Limited and Salus Pharma, Inc. (a former wholly owned subsidiary of Corus) dated July 24, 2002

10.21†	Services Agreement by and between Inveresk Research International Limited and Abaris Pharma, Inc. (a former wholly owned subsidiary of Corus) dated July 1, 2003

10.22**	Employee Confidentiality, Inventions, and Non-Competition Agreement by and between A. Bruce Montgomery, M.D. and Corus dated May 2001

10.23†	Technology License Contract between Abaris Pharma, Inc. (a former wholly owned subsidiary of Corus) and Mayo Foundation for Education and Research dated January 4, 2002

10.24**	Form of Change in Control Severance Agreement between Corus and its executive officers and other senior employees

10.25	Letter Agreement by and between Cystic Fibrosis Foundation Therapeutics, Inc. and Corus dated September 25, 2003

10.26†	Settlement Agreement and General Release by and among Corus, A. Bruce Montgomery, M.D., Jonathan P. Mow, Bio-Genetic Ventures, Inc. and Peter N. Allison dated September 12, 2002

23.1	Consent of Independent Registered Public Accounting Firm

23.2*	Consent of Orrick, Herrington & Sutcliffe LLP

24.1**	Power of Attorney

*	To be supplied by amendment.
**	Previously filed.
†	Confidential treatment has been requested for portions of this exhibit; the omitted material has been separately filed with the SEC.

(b) Financial Statement Schedules

Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17. Undertakings

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 1 to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Seattle, state of Washington on September 14, 2004.

CORUS PHARMA, INC.

By:	/s/ A. BRUCE MONTGOMERY, M.D.
A. Bruce Montgomery, M.D.
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to registration statement has been signed by the following persons in the capacities indicated on September 14, 2004.

Signature	Title

* Kirby L. Cramer	Director and Chairman of the Board

/s/ A. BRUCE MONTGOMERY, M.D. A. Bruce Montgomery, M.D.	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ DONALD F. SEATON III Donald F. Seaton III	Vice President Finance and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

* Fritz R. Bühler, M.D.	Director

* Richard B. Brewer	Director

* Robert T. deGavre	Director

* Rodney A. Ferguson, Ph.D.	Director

* John H. Kim, M.D.	Director

* Ulrik Spork	Director

* Samuel P. Wertheimer, Ph.D.	Director

* By:	/s/ A. BRUCE MONTGOMERY, M.D.
A. Bruce Montgomery, M.D. Attorney-in-Fact

EXHIBIT INDEX

Number	Description

1.1*	Form of Underwriting Agreement

3.1**	Amended and Restated Certificate of Incorporation

3.2**	Form of Amended and Restated Certificate of Incorporation to be effective upon closing

3.3**	Amended and Restated Bylaws

3.4**	Form of Amended and Restated Bylaws to be effective upon closing

4.1**	Amended and Restated Information and Registration Rights Agreement dated April 9, 2004

4.2*	Specimen Common Stock Certificate

5.1*	Opinion of Orrick, Herrington & Sutcliffe LLP regarding the legality of the common stock being registered

10.1**	Form of Indemnification Agreement between Corus and each of its officers and directors

10.2**	2001 Stock Plan

10.3*	2004 Stock Incentive Plan

10.4**	Office Lease by and between Connecticut General Life Insurance Company and Corus dated April 6, 2001

10.5**	First Amendment to Office Lease by and between Connecticut General Life Insurance Company and Corus dated February 6, 2002

10.6**	Second Amendment to Office Lease by and between Connecticut General Life Insurance Company and Corus dated September 23, 2002

10.7**	Third Amendment to Office Lease by and between Connecticut General Life Insurance Company and Corus dated July 7, 2003

10.8**	Fourth Amendment to Office Lease by and between Connecticut General Life Insurance Company and Corus dated June 4, 2004

10.9**	Consent to Sublease by and among ARE-3005 First Avenue, LLC, Dendreon Corporation and Corus dated as of September 10, 2002

10.10**	Sublease by and between Dendreon Corporation and Corus dated as of September 6, 2002

10.11**	Consent to Amendment to Sublease by and among ARE–3005 First Avenue, LLC, Dendreon Corporation and Corus dated December 5, 2002

10.12**	Amendment to Sublease by and between Dendreon Corporation and Corus dated December 19, 2002

10.13**	Consent to Second Amendment to Sublease by and among ARE-3005 First Avenue, LLC, Dendreon Corporation and Corus dated August 31, 2003

10.14**	Second Amendment to Sublease by and between Dendreon Corporation and Corus dated July 6, 2003

10.15**	Letter from Dendreon Corporation to Corus Pharma, Inc. regarding relinquishment of subleased space dated June 22, 2004

10.16†	Development Agreement by and between PARI GmbH and Abaris Pharma, Inc. (a former wholly owned subsidiary of Corus) dated April 3, 2003

10.17†	Development Agreement by and between PARI GmbH and Salus Pharma, Inc. (a former wholly owned subsidiary of Corus) dated February 20, 2002

10.18†	Pharmaceutical Supply Agreement between Corus and Euticals SpA dated January 24, 2004

10.19†	Master Services Agreement by and between Inveresk Research International Limited and Abaris Pharma, Inc. (a former wholly owned subsidiary of Corus) dated April 7, 2003

10.20†

Master Services Agreement by and among Inveresk Clinical Research Limited, Inveresk Research International Limited and Salus Pharma, Inc. (a former wholly owned subsidiary of Corus) dated July 24, 2002

Number	Description

10.21†	Services Agreement by and between Inveresk Research International Limited and Abaris Pharma, Inc. (a former wholly owned subsidiary of Corus) dated July 1, 2003

10.22**	Employee Confidentiality, Inventions, and Non-Competition Agreement by and between A. Bruce Montgomery, M.D. and Corus dated May 2001

10.23†	Technology License Contract between Abaris Pharma, Inc. (a former wholly owned subsidiary of Corus) and Mayo Foundation for Education and Research dated January 4, 2002

10.24**	Form of Change in Control Severance Agreement between Corus and its executive officers and other senior employees

10.25	Letter Agreement by and between Cystic Fibrosis Foundation Therapeutics, Inc. and Corus dated September 25, 2003

10.26†	Settlement Agreement and General Release by and among Corus, A. Bruce Montgomery, M.D., Jonathan P. Mow, Bio-Genetic Ventures, Inc. and Peter N. Allison dated September 12, 2002

23.1	Consent of Independent Registered Public Accounting Firm

23.2*	Consent of Orrick, Herrington & Sutcliffe LLP

24.1**	Power of Attorney

*	To be supplied by amendment.
**	Previously filed.
†	Confidential treatment has been requested for portions of this exhibit; the omitted material has been separately filed with the SEC.